EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of October 24, 2007, by and among Select Video, Inc., a Delaware corporation having its principal place of business at 170 Ferndale Road S., Wayzata, Minnesota 55391 (“Select Video”), Select Video Acquisition Co., LLC, a Minnesota limited liability company having its principal place of business at 170 Ferndale Road S., Wayzata, Minnesota 55391 (“Acquisition Co.”), and Webdigs, LLC, a Minnesota limited liability company having its principal place of business at 3433 Broadway Street NE, Suite 501, Minneapolis, Minnesota 55413 (the “Company”).

INTRODUCTION

A. The board of directors of Select Video, and the respective boards of governors of Acquisition Co. and the Company, have determined that it is in the best interests of such entities and their respective owners to consummate a merger of Acquisition Co. with and into the Company, with the Company remaining as the surviving entity to the merger (the “Merger”).

B. Select Video, as the sole member of Acquisition Co., has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by unanimous written consent of its board of directors in accordance with the requirements of the Delaware General Corporation Law (the “Delaware Act”), and the articles of organization and member control agreement of Acquisition Co.

C. The parties to this Agreement intend for the Merger to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises hereby made a part of this Agreement, and the representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Merger

1.1 The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article 6, at the Effective Time (as defined in Section 1.2(d) below), Acquisition Co. will merge with and into the Company, and the Company will be the surviving entity in the Merger and become a wholly owned subsidiary of Select Video. The term “Surviving Company” as used herein shall refer to the Company, in its state as a wholly owned subsidiary of Select Video after the Merger. The Merger will be effected pursuant to the execution and filing of articles of merger, in substantially the form attached hereto as Exhibit A (the “Articles of Merger”), in accordance with the provisions of, and with the effect provided in, the Minnesota Limited Liability Company Act, Chapter 322B of the Minnesota Statutes (the “Minnesota Act”), together with any other filings or documentation required under applicable law to effectuate the Merger.

1.2 Effects of Merger.

(a) From and after the Effective Time and until further altered, amended or repealed in accordance with applicable law, (i) Acquisition Co.’s articles of organization as in effect immediately prior to the Effective Time shall be the Surviving Company’s articles of organization, and (ii) Acquisition Co.’s bylaws as in effect immediately prior to the Effective Time shall be the Surviving Company’s bylaws.

(b) From and after the Effective Time and until further altered or amended in accordance with applicable law, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of the Company and Acquisition Co. shall vest in the Surviving Company; (ii) all of the assets and property of the Company and Acquisition Co. of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to the Company or Acquisition Co., and all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Company; and (iii) all debts and obligations of the Company and Acquisition Co., all rights of creditors of the Company or Acquisition Co., and all liens or security interests encumbering any of the property of the Company or Acquisition Co. shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf. Without limiting the generality of the foregoing, the Surviving Company specifically assumes all continuing obligations which the Company or Acquisition Co. would otherwise have to indemnify its officers and directors, to the fullest extent provided in the Minnesota Act, subject in all cases to the Surviving Company’s articles of organization and bylaws, with respect to any and all claims arising out of actions taken or omitted by Acquisition Co.’s officers and directors prior to the Effective Time.

(c) Each of Select Video, the Company and Acquisition Co. shall use commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the Minnesota Act at the Effective Time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Acquisition Co., the officers of Select Video, and the officers of Surviving Company on behalf of the Company and Acquisition Co., shall take all such lawful and necessary action.

(d) Subject to the provisions of Article 6 and Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place at such location, on such date and at such time as the Company and Select Video mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than 20 business days after all such conditions have been satisfied or waived. On the Closing date, and to effect the Merger, the parties hereto will cause the Articles of Merger to be filed with the Minnesota Secretary of State in accordance with the Minnesota Act. The Merger shall be effective upon the filing of the Articles of Merger or at such later date or time as is specified in the Articles of Merger (the “Effective Time”).

1.3 Effect on the Membership Interests of the Company and Acquisition Co. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a) Each unit representing a membership interest of the Company (collectively, and regardless of whether they are denominated as common units or Class A units, the “Company Units”) issued and outstanding immediately prior to the Effective Time, other than Company Units to be extinguished pursuant to Section 1.3(b), shall convert into and be exchanged for fully paid and non-assessable shares of common stock of Select Video (the “Select Video Common Stock”) such that Select Video shall issue to each holder of a Company Unit, (i) other than holders of shares extinguished pursuant to Section 1.3(b) and (ii) other than as contemplated in paragraph (b) below, that number of shares of Select Video Common Stock equal to the product of the number of Company Units held by such member multiplied by four (4) (the “Exchange Ratio”). Notwithstanding the foregoing, to the extent that any Company Unit is not vested, by its terms, at the Effective Time, the shares of Select Video Common Stock issued to the holder thereof in exchange therefor shall be restricted pursuant to a Restricted Stock Plan of Select Video in substantially the form attached hereto as Exhibit B (the “Restricted Stock Plan”). The shares of Select Video Common Stock received by holders of Company Units as a result of the Merger are sometimes collectively referred to herein as the “Merger Consideration.”

(b) Each Company Unit issued and outstanding immediately prior to the Effective Time and owned by Acquisition Co. or Select Video, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) One Company Unit shall be issued to Select Video upon the Effective Time.

(d) Notwithstanding paragraph (a) above: (i) if the capitalization representations and warranties of the Company or Select Video contained in Sections 2.3(a) and 3.3(a), respectively, shall have failed to be absolutely true and accurate at the Closing, then the Exchange Ratio shall be deemed equitably adjusted without further action of the parties so that the number of shares of Select Video Common Stock received by former holders of Company Units shall constitute, immediately after the Effective Time, the same percentage of issued and outstanding securities of Select Video as would have been received by such former holders of Company securities had such representations and warranties been strictly true and accurate; and (ii) in no event shall the holders of Company Units receive, as Merger Consideration at the Effective Time, a number of shares of Select Video Common Stock equal to less than 80% of the total number of issued and outstanding shares of Select Video Common Stock, determined immediately after the Effective Time.

1.4 Rights of Holders of Company Capital Stock.

(a) From and after the Effective Time and until surrendered for exchange, each outstanding certificate, if any, that immediately prior to the Effective Time represented one or more Company Units (except Company Units cancelled or extinguished pursuant to Section 1.3(b) above) shall be deemed, for all purposes, to evidence ownership of and to represent the number of whole shares of Select Video Common Stock into which such Company Units shall have been converted pursuant to Section 1.3(a). Accordingly, the record holder of each outstanding Company Unit shall, from and after the Effective Time, be entitled to vote the shares of Select Video Common Stock into which such Company Units shall have been converted on any matters with respect to which the holders of record of Select Video capital stock with voting rights shall be entitled to vote as of any record date after the Effective Time. In any matters relating to the conversion of Company Units into securities of Select Video pursuant to this Agreement, Select Video may rely conclusively upon the record of holders of Company Units maintained by the Company (or its agents) containing the names and addresses of the holders of record of such Company Units at the Effective Time.

(b) As of the Effective Time, Select Video shall have reserved a sufficient number of authorized but unissued shares of Select Video Common Stock for issuance as Merger Consideration pursuant to Section 1.3(a).

1.5 Procedure for Surrender and Exchange of Certificates.

(a) Select Video or its agent(s) shall act as exchange agent in the Merger. As soon as practicable after the Effective Time, Select Video will mail or cause to be mailed, to each former holder of Company Units (except Company Units cancelled or extinguished pursuant to Section 1.3(b) above, and except for shares of Select Video Common Stock that are restricted pursuant to the Restricted Stock Plan) as recorded on the Company’s books and records immediately prior to the Merger, a letter of transmittal in customary form and containing instructions for use in effecting the surrender of certificates, if any, representing Company Units (“Company Certificates”) in exchange for certificates that represent Select Video Common Stock (“Select Video Certificates”) representing the Merger Consideration.

(b) Upon surrender of a Company Certificate to Select Video for exchange (except as otherwise contemplated by the last sentence of Section 1.4(a)), together with a duly executed letter of transmittal and/or such other documents as Select Video may reasonably require to effect transfer of title to Company Certificates, each former holder of Company Units shall be entitled to receive Select Video Certificates representing the appropriate number of shares of Select Video Common Stock into which Company Units shall have been converted under Section 1.3(a).

(c) In any matters relating to Company Certificates, Select Video may rely conclusively upon the record of holders of Company Units maintained by the Company containing the names and addresses of the holders of record of such Company Units at the Effective Time. Select Video shall not be obligated to deliver Select Video Certificates representing the Merger Consideration to which any former holder of Company Units is entitled until such holder surrenders the appropriate Company Certificates. Furthermore, in the event any Company Certificate shall have been lost, stolen or destroyed, Select Video shall, subject to the other terms and conditions of this Agreement, issue in exchange for such lost, stolen or destroyed Company Certificate upon the making of an affidavit of that fact by the holder thereof, appropriate Select Video Certificates. Upon surrender, each Company Certificate shall be cancelled.

(d) If there is a transfer of ownership of Company Units which is not registered in the Company’s transfer records, a Select Video Certificate representing the proper number of shares of Select Video Common Stock may be issued to a Person other than the Person in whose name the Company Certificate so surrendered is registered if: (i) upon presentation to the corporate secretary of Select Video, such certificate shall have been properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Select Video Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Select Video that such tax has been paid or is not applicable, and (iii) the issuance of such Select Video Common Stock shall not, in the sole discretion of Select Video, violate the requirements of applicable securities laws and regulations with respect to the private placement of Select Video Common Stock that will result from the Merger. For all purposes of this Agreement, the term “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

(e) Shares of Select Video Common Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”), or (ii) upon receipt by Select Video of a written opinion of counsel reasonably satisfactory to Select Video to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all Select Video Certificates representing Select Video Common Stock issued in the Merger, in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS.

Except as otherwise provided by applicable law, the failure of Select Video Certificates to contain a legend in substantially the form set forth above shall not affect the enforceability of restrictions set forth in this Section 1.5. In addition, Select Video Certificates representing any restricted shares subject to the Restricted Stock Plan shall bear appropriate restrictive legends.

1.6 Directors and Officers of Surviving Company. Immediately after the Effective Time, the governors and managers of the Surviving Company shall be, respectively, the persons who were governors and managers of the Company immediately prior to the Effective Time. Such governors and managers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Company’s articles of organization, bylaws and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of governors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Surviving Company’s articles of organization, bylaws and applicable law.

1.7 Directors and Officers of Select Video. Immediately after the Effective Time, Select Video’s board of directors shall appoint Robert A. Buntz, Jr., and Tom Meckey as directors of Select Video; Robert A. Buntz, Jr. shall be appointed as Select Video’s Chief Executive Officer and President, and Edward Wicker shall be appointed as Select Video’s Chief Financial Officer and Treasurer, all effective upon the Effective Time. In addition, at the Closing, the Company shall have identified three new director-appointees for Select Video, all of whom shall be (i) non-employee directors who qualify as “independent” under Nasdaq Stock Market Rules and (ii) acceptable to the directors of Select Video who were directors prior to the Closing. Subject to the foregoing, the three new director-appointees shall be appointed as directors of Select Video, and the directors of Select Video who were serving immediately prior to the Effective Time shall resign.

Article 2
Representations and Warranties of the Company

The Company hereby represents and warrants to Select Video and Acquisition Co. as follows:

2.1 Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power to carry on its business as now conducted. The Company has no subsidiaries except Credit Garage, LLC, a Minnesota limited liability company, Home Equity Advisers, LLC, a Minnesota limited liability company, and Marquest Financial, Inc., a Minnesota corporation, and any other subsidiaries listed on Schedule 2.1, and each such subsidiary is duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite power to carry on its business as now conducted. The Company and each subsidiary is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company (in each case, on a consolidated basis) given the Company’s current business operations conducted through its subsidiaries. For all purposes of this Agreement, the term “Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations, prospects or financial condition of such entity.

2.2 Authority Relative to this Agreement; Non-Contravention. The Company has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s board of governors and, except for approval of this Agreement and the Merger by the requisite vote of the Company’s members (the “Required Company Member Vote”), no other company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Select Video and Acquisition Co., constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. The Company is not subject to, or obligated under, any provision of (a) its articles of organization, member control agreement or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except as would not have a Material Adverse Effect on the Company. Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Articles of Merger with the appropriate state authorities, and (iii) such other filings, authorizations or approvals as may be required by applicable state laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

2.3 Capitalization.

(a) The Company has issued and outstanding 4,000,000 Company Units as of the date hereof. The issued and outstanding Company Units have been duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights and, to the Company’s Knowledge (as defined in Section 8.2 below), are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws, the member control agreement or customary transfer conditions in Company bylaws or other organizational documents) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than the outstanding Company Units referenced above, neither the Company nor any of its subsidiaries has any other equity interests or securities, equity-linked interests or securities or interests or securities containing any equity features (including securities or other rights convertible into or exercisable for any equity securities, equity-linked securities or securities of such entity containing any equity features) authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of membership interests by the Company or any subsidiary of the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company or any subsidiary of the Company any membership interests or other securities of the Company (or a subsidiary of the Company) of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company or a Company subsidiary to repurchase or otherwise acquire any membership interests or any other securities.

(b) Neither the Company nor any Company subsidiary owns, or is a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity. To the Company’s Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of Company Units or any membership interests of a Company subsidiary.

2.4 Litigation. Except as set forth on Schedule 2.4, there are no actions, suits, proceedings, orders or investigations pending or threatened against the Company or any subsidiary, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

2.5 Brokers and Finders. There are no claims for brokerage commissions, finder fees, investment-advisory fees or similar compensation in connection with the Merger based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company.

2.6 Tax Matters.

(a) (i) The Company and each subsidiary has timely filed all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (collectively, the “Company Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company and each subsidiary have timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) the Company and each subsidiary have established on the Company Latest Balance Sheet (as defined in Section 2.14 below), in accordance with United States generally accepted accounting principles (“GAAP”), reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) the Company and each subsidiary have complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including without limitation withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b) For all purposes of this Agreement, the terms “Tax” and “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

(c) There are no liens for Taxes upon any assets of the Company or subsidiary, except liens for Taxes not yet due.

(d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any subsidiary that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by the Company or a subsidiary regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company or any subsidiary by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company or any subsidiary for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any subsidiary which would exceed the estimated reserves established on its books and records.

(e) At the Closing, neither the Company nor any subsidiary is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. Neither the Company nor any subsidiary has filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(f) Neither the Company nor any subsidiary has requested any extension of time within which to file any Company Return, which return has not since been filed.

2.7 Contracts and Commitments.

(a) Schedule 2.7 lists the following agreements, if any, whether oral or written, to which the Company or any subsidiary is a party, which are currently in effect, and which relate to the operation of the Company’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) Company Unit purchase or option plan; (v) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Company Units; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company or any subsidiary; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease for real or personal party (for which the annual rental exceeds $10,000); (xi) contract which prohibits the Company from freely engaging in business anywhere in the world; (xii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed in Schedule 2.18; (xiii) other agreement which is either material to the Company’s business or was not entered into in the ordinary course of business.

(b) To the Company’s Knowledge, the Company and each subsidiary has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.7 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.8 Affiliate Transactions. Except as set forth in Schedule 2.8, and other than pursuant to this Agreement, no officer, manager, director, governor or employee of the Company, or any member of the immediate family of any such Person, or any entity in which any of such Persons owns any beneficial interest in the Company (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “Company Insiders”), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of Company Units). Except as set forth on Schedule 2.8, the Company is not indebted to any Company Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). None of the Company Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any property, or in any other Person with whom the Company transacts business of any nature. For purposes of this Section 2.8, the members of the immediate family of an officer, manager, director, governor or employee shall consist of the spouse, parents, children and siblings of such Person.

2.9 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, the Company and its subsidiaries, and the Company’s and the respective subsidiaries’ managers, officers, governors, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against the Company or any subsidiary, and neither the Company nor any subsidiary has received any notice, alleging a violation of any such laws, regulations or other requirements.

(b) The Company and each subsidiary has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties after the Merger (collectively, the “Company Permits”). The Company has conducted its business in compliance with all material terms and conditions of the Company Permits.

2.10 Financial Statements. The Company has provided Select Video with copies of the unaudited balance sheet of the Company as of October 1, 2007, along with the related statements of income, changes in shareholders’ equity, and cash flows of the Company for the period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied with past practice and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company as of the date of and for the period referred to in the Company Financial Statements.

2.11 Books and Records. The books of account, minute books, records relating to the issuance and transfer and ownership of Company Units, and other records of the Company, have been made available to Select Video, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

2.12 Real Property. The Company does not own any real property. In addition, Schedule 2.12 contains an accurate list of all leaseholds and other interests of the Company in any real property. The Company has good and valid title to those leaseholds and any other property interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain, together with the owned real property disclosed on Schedule 2.12, constitutes the only real property used in the Company’s business.

2.13 Insurance. All insurance policies of the Company (including any subsidiaries) are in full force and effect, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.14 No Undisclosed Liabilities. Except as reflected in the balance sheet of the Company at October 1, 2007, comprising a portion of the Company Financial Statements (such balance sheet, the “Latest Company Balance Sheet”), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the Latest Company Balance Sheet in the ordinary course of business.

2.15 Absence of Certain Developments. Except as disclosed in the Company Financial Statements or as otherwise contemplated by this Agreement, since the Latest Company Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred (a) any event having a Material Adverse Effect on the Company or likely to have a Material Adverse Effect on the Surviving Company, (b) any event that would reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement, (c) any material change by the Company in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company’s securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including without limitation the granting of options, appreciation rights, performance awards or restricted membership interest awards), membership-interest purchase or other employee benefit plan of the Company, or any other increase in the compensation payable or to become payable to any employees, managers, officers, consultants, directors or governors of the Company, (f) other than issuances of options pursuant to duly adopted option plans, any issuance, grant or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (g) any amendment to the Company’s articles of organization, member control agreement or bylaws, (h) other than in the ordinary course of business consistent with past practice, any (1) purchase, sale, assignment or transfer of any material assets by the Company, (2) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of the Company, except for liens for taxes not yet due and such other liens, encumbrances or charges which, individually or in the aggregate, do not have a Material Adverse Effect on the Company and would not have a Material Adverse Effect on the Surviving Company, or (3) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (i) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (k) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (l) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (m) entry by the Company into any loan or other transaction with any officers, managers, directors, governors or employees of the Company, (n) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (o) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (o).

2.16 Employee Benefits.

(a) Schedule 2.16(a) lists all material (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of the Company, (ii) bonus, option, unit purchase, appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of the Company, in the case of a plan described in (i) or (ii) above, that is currently maintained by the Company or with respect to which the Company has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Company Plans”).

(b) No Company Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) subject to Title IV of ERISA or Section 412 of the Code.

(c) There is no proceeding pending or, to the Company’s Knowledge, threatened against the assets of any Company Plan or, with respect to any Company Plan, against the Company other than proceedings that would not reasonably be expected to have a Material Adverse Effect on the Company, and to the Company’s Knowledge, there is no proceeding pending or threatened in writing against any fiduciary of any Company Plan other than proceedings that would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each of the Company Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f) Except as set forth in Schedule 2.16(f), no director, governor, officer, manager or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Company Plan solely as a result of consummation of the transactions contemplated by this Agreement.

2.17 Proprietary Information and Inventions. Each current Company employee, consultant, and manager is a party to either a non-disclosure agreement or an employment agreement with the Company containing comparable non-disclosure provisions. To the Company’s knowledge, no current or former Company employee, consultant or advisory board member who is a party to a non-disclosure agreement has breached such non-disclosure agreement. To the Company’s knowledge, no current or former Company employee, consultant or advisory board member who is a party to an employment agreement with the Company has breached the non-disclosure provisions of such agreement

2.18 Intellectual Property. Set forth on Schedule 2.18 is a complete and accurate list of all Intellectual Property owned or licensed by the Company, and accurately identifies all Persons from which/whom or to which/whom the Company licenses such listed Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” means: (a) patents (including any registrations, continuations, continuations in part, renewals and any applications for any of the foregoing); (b) registered and unregistered copyrights and copyright applications; (c) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor; and (d) trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable).

Article 3
Representations and Warranties of Select Video and Acquisition Co.

Select Video and Acquisition Co. hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Qualification. Select Video and Acquisition Co. are a corporation and limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the State of Delaware (in the case of Select Video) and the State of Minnesota (in the case of Acquisition Co.); and each has the requisite power to carry on their respective businesses as now conducted. Each of Select Video and Acquisition Co. is in good standing under the laws of the state of its incorporation or organization. Select Video and Acquisition Co. are each licensed or qualified to do business in every jurisdiction in which the nature of its respective businesses or ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Select Video.

3.2 Authority Relative to this Agreement; Non-Contravention. Each of Select Video and Acquisition Co. has the requisite power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Select Video and Acquisition Co., and the consummation by them of the transactions contemplated hereby have been duly authorized by the respective board of directors of Select Video and board of governors of Acquisition Co. Except for approval of the Merger by Select Video (in its capacity as the sole member of Acquisition Co.) in accordance with the Minnesota Act and the articles of organization and bylaws of Acquisition Co., no other proceedings on the part of Select Video or Acquisition Co. are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Select Video and Acquisition Co. and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Select Video and Acquisition Co. enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Neither Select Video nor Acquisition Co. is subject to, nor obligated under, any provision of (a) its articles of incorporation or organization or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Select Video. Except for (i) approvals under applicable blue sky laws, and (ii) the filing of the Articles of Merger with the appropriate state authorities, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Select Video or Acquisition Co. for the consummation by Select Video or Acquisition Co. of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Select Video.

3.3 Capitalization.

(a) The authorized capital stock of Select Video consists of two hundred fifty million (250,000,000) shares of capital stock; of which 125,000,000 shares may be issued as Select Video Common Stock and 125,000,000 shares may be issued as either preferred stock or Select Video Common Stock. The number and type of issued and outstanding shares of capital stock of Select Video, and all securities convertible into or exchangeable for capital stock of Select Video, as of the date hereof are correctly set forth on Schedule 3.3(a). Furthermore, the number of outstanding shares of capital stock of Select Video at Closing (after giving effect to the Reverse Stock Split) will be no more than 3,955,000 shares of Select Video Common Stock (including pending subscriptions for Select Video Common Stock). The issued and outstanding shares of capital stock of Select Video are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights and, to Select Video’s Knowledge, are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind except as may be described on Schedule 3.3(a). Other than as described on Schedule 3.3(a), Select Video has no other equity securities, equity-linked securities or securities containing any equity features (including securities or other rights convertible into or exercisable for any equity securities, equity-linked securities or securities of Select Video containing any equity features) authorized, issued or outstanding. Except as set forth in Schedule 3.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Select Video and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Select Video any shares of capital stock or other securities of Select Video of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Select Video to repurchase or otherwise acquire any shares of its capital stock or other securities.

(b) To Select Video’s Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Select Video or Acquisition Co.

3.4 Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Select Video, threatened against Select Video or Acquisition Co., at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.5 Brokers or Finders. There are no claims for brokerage commissions, finder fees, investment-advisory fees or similar compensation in connection with the Merger based on any arrangement, understanding, commitment or agreement made by or on behalf of Select Video or Acquisition Co.

3.6 Tax Matters.

(a) (i) Since its revival with the State of Delaware, Select Video has timely filed all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Select Video Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Select Video Returns are complete and accurate in all material respects; (iii) Select Video has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; and (iv) Select Video has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of Select Video or Acquisition Co., except liens for Taxes not yet due.

(c) To the Knowledge of Select Video, no deficiency for any Taxes has been proposed, asserted or assessed against Select Video that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Select Video regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Select Video Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Select Video by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Select Video, is any such Tax audit or other proceeding threatened with regard to any Taxes or Select Video Returns. Select Video does not expect the assessment of any additional Taxes of Select Video for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Select Video that would exceed the estimated reserves established on its books and records.

(d) Select Video has not requested any extension of time within which to file any Select Video Return, which return has not since been filed.

3.7 Books and Records. At the Closing, all of Select Video’s material records will be in the possession of Select Video.

3.8 Real Property. Select Video does not own any real property and does not lease any real property.

3.9 Absence of Undisclosed Liabilities. Except for trade payables for legal fees and costs, Select Video has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen in the ordinary course of business.

3.10 Absence of Certain Developments. Except as set forth in Schedule 3.10 or as otherwise contemplated by this Agreement, since September 28, 2007, there has not occurred with respect to Select Video (a) any event having a Material Adverse Effect on Select Video, (b) any event that would reasonably be expected to prevent or materially delay the performance of Select Video’s obligations pursuant to this Agreement, (c) any material change by Select Video in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Select Video or any redemption, purchase or other acquisition of any of Select Video’s securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Select Video, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Select Video, (f) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Select Video, (g) except with respect to the Reverse Stock Split to be effected prior to Closing, any amendment to the articles of incorporation or bylaws of Select Video, (h) other than in the ordinary course of business consistent with past practice, any (1) capital expenditures by Select Video, (2) purchase, sale, assignment or transfer of any material assets by Select Video, (3) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Select Video, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Select Video, or (4) cancellation, compromise, release or waiver by Select Video of any rights of material value or any material debts or claims, (i) any incurrence by Select Video of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Select Video, (k) entry by Select Video into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (l) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Select Video is a party or by which any of them is bound, (m) entry by Select Video into any loan or other transaction with any officers, directors or employees of Select Video, (n) entry by Select Video into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (o) any negotiation or agreement by the Select Video to do any of the things described in the preceding clauses (a) through (o).

Article 4
Conduct of Business Pending the Merger

4.1 Conduct of Business by Select Video. From the date of this Agreement through the Effective Time, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, Select Video shall not directly or indirectly (a) except as contemplated by Section 5.7, amend its articles of incorporation or bylaws, (b) except as contemplated by Section 5.7, split, combine or reclassify any outstanding shares of capital stock of Select Video, (c) except as contemplated by Section 5.8, declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Select Video, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Select Video’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (e) conduct its operations other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Select Video’s past custom and practice, (f) except with respect to any existing subscriptions or obligations to issue securities, issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

4.2 Conduct of Business by the Company. From the date of this Agreement through the Effective Time, unless Select Video shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, the Company shall not directly or indirectly (a) amend its articles of organization, member control agreement or bylaws, (b) split, combine or reclassify any outstanding membership interests of the Company, (c) declare, set aside, make or pay any distribution in cash, stock, property or otherwise with respect to membership interests of the Company, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 2.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

Article 5
Additional Covenants and Agreements

5.1 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable law to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with a meaningful opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.2 Expenses. All costs and expenses incurred by each party in connection with this Agreement and the transactions contemplated hereby shall be borne solely by such party.

5.3 Due Diligence; Access to Information; Confidentiality.

(a) Between the date hereof and the Effective Time, the Company and Select Video shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due-diligence investigation of the other party (including, in the case of the Company, an investigation of Acquisition Co.) as described herein. Each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including without limitation all books of account (including without limitation the general ledger), tax records, minute books of director/governor and shareholder/member meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including without limitation legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including without limitation abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities-transfer records and shareholder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided further, that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b) Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated and this Agreement is terminated, neither Select Video, Acquisition Co. nor the Company, including their respective directors, governors, managers, officers, employees, attorneys, accountants and other representatives, shall disclose to third parties or otherwise use any confidential information received from the other parties hereto in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i) is known to the party receiving the information at the time of disclosure and is documented as such, unless any individual who knows the information is under an obligation to keep that information confidential;

(ii) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(iii) is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to both parties.

5.4 Company Member Meeting . As promptly as practicable after the date hereof, the Company shall, in accordance with the applicable provisions its articles of organization, member control agreement and bylaws and the Minnesota Act, duly call, give notice of, convene and hold a special meeting of its members for the purpose of considering and taking action upon this Agreement and the Merger, or obtain written consents in lieu thereof from Company members holding not less than the minimum number of votes that would be necessary to take action and authorize this Agreement and the Merger at a meeting of the Company’s members (in any case and regardless of whether pursued through a special meeting or written consent in lieu thereof, the “Company Member Meeting”).

5.5 Issuance of Merger Consideration; Private Placement. Each of the Company and Select Video shall take all action, mutually agreed upon to be necessary or advisable, on its part such that the issuance of the Merger Consideration to the Company’s members constitutes a valid private placement exempt from the registration requirements of the Securities Act and applicable state securities laws.

5.6 Inability to Fulfill Conditions. If any party hereto determines that a condition to its obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination date of this Agreement, it will promptly notify the other parties.

5.7 Reverse Stock Split by Select Video. Prior to the Closing, Select Video shall, in accordance with the applicable provisions its certificate of incorporation and bylaws and the Delaware Act, amend its certificate of incorporation to effect a stock combination (i.e., reverse stock split) on a 1-for-20 basis (the “Reverse Stock Split”). The Reverse Stock Split has already been approved by the board of directors and stockholders of Select Video.

5.8 Formation of Subsidiary and Spinoff. Prior to the Closing, Select Video shall form and organize a wholly owned subsidiary corporation and cause shares of such subsidiary to be distributed to the then-current stockholders of Select Video in a dividend. The subsidiary shall be capitalized by a transfer from Select Video of all rights and obligations associated with that certain Asset Purchase Agreement with Poker Magic, Inc., a Minnesota corporation, dated as of March 10, 2006.

5.9 Post-Closing Covenants. Select Video and the Company shall use their commercially reasonable best efforts to cause the filing, promptly after the Closing, of a Form 15c2-11 by one or more market makers on behalf of Select Video for the purpose of having Select Video Common Stock be listed for trading on at least the Pink Sheets quotation service. Furthermore, Select Video and the Company shall use their commercially reasonable best efforts, promptly after the Closing and the successful listing of Select Video Common Stock, to engage an independent registered accounting firm to perform an SEC-compliant audit of Select Video, on a consolidated basis, for the purpose of preparing and filing a registration statement under either the Securities Act of 1933 or the Securities and Exchange Act of 1934, and thereby cause Select Video to become a public reporting corporation.

Article 6
Conditions

6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Time of the conditions set forth in the paragraphs below:

(a) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) This Agreement and all of the transactions contemplated hereby shall have been, and shall at the Effective Time remain, duly authorized by the board of directors of Select Video and the boards of governors of each of Acquisition Co. and the Company. Further, Select Video, as the sole member of Acquisition Co., and the members of the Company shall have approved the Merger and this Agreement.

(c) There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions; (ii) seeking to prohibit direct or indirect ownership or operation by Select Video of all or a material portion of the business or assets of the Company, or to compel Select Video or Acquisition Co. or the Company to dispose of or to hold separately all or a material portion of the business or assets of Select Video or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby; or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(d) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.1(c).

(e) There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets or American Stock Exchange, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impractical, in the reasonable discretion of either party.

(f) There shall be available exemptions from the registration requirements of the Securities Act and all applicable state securities laws for the offer and issuance of the Merger Consideration.

(g) The board of directors of Select Video shall have adopted and approved the Restricted Stock Plan.

6.2 Additional Conditions to Obligations of Select Video and Acquisition Co. The obligations of Select Video and Acquisition Co. to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the conditions set forth in the paragraphs below:

(a) Since the date of this Agreement, the Company shall have continued to conduct its operations in accordance with the provisions of Section 4.2.

(b) The representations of the Company contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c) The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(d) This Agreement and the Merger shall have been approved by the Required Company Member Vote, with no members of the Company having attempted to exercise dissenters’ rights under the Minnesota Act.

(e) The Company shall have furnished to Select Video a certificate of the President and the Chief Financial Officer of the Company, dated as of the date of Closing, in which such officers shall certify that the conditions set forth in Sections 6.2(a), (b), (c) and (d) have been fulfilled.

(f) The Company shall have acquired all of the ownership interests in, or all or substantially all of the assets of, Home Equity Advisors, LLC, a Minnesota limited liability company, and Marquest Financial, Inc., a Minnesota corporation.

(g) The Company shall have furnished to Select Video (i) copies of the resolutions of the board of governors of the Company approving this Agreement and the transactions contemplated hereby, (ii) a copy of the Company’s articles of organization, certified by the Secretary of State of Minnesota, and (iii) a certificate, dated as of the date of Closing, executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries, certifying to Select Video that such copies are true, correct and complete copies of such resolutions, that such resolutions were duly adopted and have not been amended or rescinded, and that the certified copy of the Company’s articles of organization is true, correct and complete as received from such governmental office.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the conditions set forth in the paragraphs below:

(a) Since the date of this Agreement, Select Video shall have continued to conduct its operations in accordance with the provisions of Section 4.1.

(b) The representations of Select Video and Acquisition Co. contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Select Video and Acquisition Co., respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Time.

(c) Select Video and Acquisition Co. shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 3.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Select Video’s or Acquisition Co.’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Select Video or any license, franchise or permit of or affecting Select Video.

(d) Select Video shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Select Video, dated as of the date of Closing, in which such officers shall certify that the conditions set forth in Sections 6.3(a), (b), and (c) have been fulfilled.

(e) Select Video and Acquisition Co. shall have furnished to the Company (i) copies of the resolutions of their respective board of directors and board of governors approving this Agreement and the transactions contemplated hereby, (ii) a copy of the certificate of incorporation of Select Video, certified by the Secretary of State of Delaware, and a copy of the articles of organization of Acquisition Co., certified by the Secretary of State of Minnesota, and (iii) a certificate of their respective corporate secretaries, dated as of the date of Closing, certifying to the Company that copies of the resolutions referred to in clause (i) above are true, correct and complete copies of such resolutions, that such resolutions were duly adopted and have not been amended or rescinded, and that the certificates furnished pursuant to clause (ii) above are true, correct and complete as received from such governmental offices.

Article 7
Termination

7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual consent of the Company and Select Video, if the board of directors and board of governors of each so authorizes by vote of a majority of the members of its entire board;

(b) by Select Video, if the Company shall have breached any of its representations or failed to perform any of its covenants herein, which breach or failure to perform (i) causes the condition set forth in Section 6.2(b) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that Select Video may only terminate this Agreement pursuant this Section 7.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Select Video and the Surviving Company taken as a whole;

(c) by the Company, if Select Video or Acquisition Co. shall have breached any of their representations or failed to perform any of their covenants herein, which breach or failure to perform (i) causes the condition set forth in Section 6.3(b) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that the Company may only terminate this Agreement pursuant this Section 7.1(c) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on and the Surviving Company taken as a whole; or

(d) by either the Company or Select Video if the Effective Time has not occurred on or before November 30, 2007, or such later date as the Company and Select Video may mutually agree upon in writing (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

Article 8
General Provisions

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the addresses (or at such other address for a party as shall be specified by it by like notice) set forth in the introductory paragraph of this Agreement. All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received, if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

8.2 Knowledge Convention. For all purposes of this Agreement, the term “Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, after conducting a reasonable inquiry or investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

8.3 No Survival. The representations and warranties contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 7.1; provided, however, that the obligation of a party to perform any covenants hereunder, whether wholly or partially, on a post-Closing basis shall survive indefinitely, specifically including but not limited to the covenants set forth in Section 5.9.

8.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

8.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

8.6 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

8.7 Entire and Binding Agreement. This Agreement (together with all other documents and instruments referred to herein), together with that certain letter of intent dated as of September 28, 2007: (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable or delegable by either party hereto without the prior written consent of the other parties hereto.

8.8 Counterparts; Delivery. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission, and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

8.9 Third-Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that (i) the members of the Company shall be third-party beneficiaries with respect to their right to receive Merger Consideration under Article 1 of this Agreement and (ii) the current directors of Select Video shall be third-party beneficiaries with respect to the obligations of Select Video and the Company under Section 5.9.

8.10 Governing Law. The internal laws of the State of Minnesota, without regard to its conflicts-of-law principles, shall govern the interpretation and enforcement of this Agreement.

8.11 Arbitration.

(a) The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, that the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request the AAA to appoint an arbitrator which appointment will be final.

(b) The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, any party may bring claims for injunctive relief in a state or federal court located in the State of Minnesota.

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In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed effective as of the date first written above.

WEBDIGS, LLC:		SELECT VIDEO, INC.:
a Minnesota limited liability company		a Delaware corporation

By:	/s/ Robert A. Buntz, Jr.	By:	/s/ Daniel J. Shrader.
	Name: Robert A. Buntz, Jr.		Name: Daniel J. Shrader
	Title: Chief Manager		Title: Chief Executive Officer

SELECT VIDEO ACQUISITION CO., LLC:
a Minnesota limited liability company

		By:	/s/ Daniel J. Shrader
Name: Daniel J. Shrader
Title: Chief Manager

Signature Page – Agreement and Plan of Merger and Reorganization